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                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549



                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): July 15, 2000



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                          IPALCO ENTERPRISES, INC.

           -----------------------------------------------------

           (Exact name of registrant as specified in its charter)


           Indiana                   1-8644                  35-1575582
(State or other jurisdiction  (Commission File Number)      (IRS Employer
       of incorporation)                                 Identification No.)

                            One Monument Circle

                        Indianapolis, Indiana 46204
            (Address of principal executive offices) (Zip Code)

                               (317) 261-8261
            (Registrant's telephone number, including area code)


                               Not Applicable

       (Former name or former address, if changed since last report)


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Item 5.       Other Events.
              -------------

        On July 15, 2000, IPALCO Enterprises, Inc., an Indiana corporation ("IPALCO"), and The AES Corporation, a Delaware corporation ("AES"), entered into an Agreement and Plan of Share Exchange (the "Share Exchange Agreement") whereby AES will acquire IPALCO for $25.00 per share in a stock-for-stock transaction valued at approximately $2.15 billion plus the assumption of $890 million of debt and preferred stock.

        Under the terms of the agreement, upon closing, each share of IPALCO common stock will be exchanged for a number of AES shares such that IPALCO shareholders will receive a fixed value of $25.00 per IPALCO share. Based on recent trading prices, AES will be issuing approximately 43 million shares (an exchange ratio of approximately 0.50 AES shares per IPALCO share). The final exchange ratio will be determined five business days prior to closing, based upon the average daily closing prices of AES common stock for the preceding twenty trading days and is capped at 0.794 AES shares per IPALCO share. If the effective price at the closing per IPALCO share would be less than $21, IPALCO has the right to terminate the transaction. The transaction is expected to be tax free to IPALCO shareholders. Upon closing, IPALCO will become a wholly- owned subsidiary of AES with its headquarters remaining in Indianapolis.

        The transaction is subject to certain conditions, including receipt of the approval of IPALCO shareholders and receipt of regulatory approvals, including that of the Federal Energy Regulatory Commission and the Securities and Exchange Commission. The parties anticipate receiving regulatory approvals and closing the transaction by early 2001. Additionally, as part of the SEC approval process, AES expects to restructure its ownership interests in CILCORP within a specified period of time in order to continue as an exempt holding company under the Public Utility Holding Company Act of 1935. If the closing of the transaction is delayed beyond March 31, 2001 for failure to receive necessary SEC approvals, the $25.00 purchase price per IPALCO share will be increased by $0.15 plus a daily "ticking fee" equal to $0.375 per calendar quarter.

        Attached and incorporated herein by reference in its entirety as
Exhibit 99.1 is a copy of the joint press release of IPALCO and AES announcing the execution of the Share Exchange Agreement.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING
STATEMENTS

        This document contains forward-looking statements within the meaning of the federal securities laws. These statements concern our plans, expectations and objectives for our future operations. Any statement in this document that is not a historical fact is a forward-looking statement. We use the words "estimate," "intend," "expect," "believe," "anticipate" and similar expressions to identify forward-looking statements, but some of these statements may use other phrasing. We do not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. While we make the forward-looking statements in good faith and believe they are based on reasonable assumptions, these statements are subject to


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risks and uncertainties. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements are described in this section. These factors include:

               -    the pending business combination with AES;

               -    federal and state regulatory environments;

               -    the economic climate;

               - fluctuations in supply and demand for oil, gas, coal and other energy commodities and the timing and extent of changes in oil, gas, coal and other commodity prices;

               - growth in the service territories served by Indianapolis Power & Light;

               -    customers' usage patterns and preferences;

               - the degree to which and the speed with which competition changes the utility industry, including the generation and transmission of electric power;

               -    changing conditions in the capital and equity markets;
                    and

               - other uncertainties, all of which are difficult to predict, and many of which are beyond our control.

               Forward-looking statements relating to the announced combination of IPALCO and AES are also subject to uncertainties relating to the conditions to the combination, including:

               - the timing of receipt of necessary regulatory approvals, including from the Federal Energy Regulatory Commission and the Securities and Exchange Commission; and

               -    shareholder approval.

               Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this document, or, in the case of documents incorporated by reference, the date of those documents.

Item 7.        Exhibits.
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Exhibit No.                             Exhibit
-----------                             -------
     99.1 Joint Press Release dated as of July 17, 2000, announcing the execution of the Share Exchange Agreement



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                                 SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on July 17, 2000.

                                     IPALCO ENTERPRISES, INC.


                                      By: /s/ Bryan G. Tabler
                                          ---------------------------
                                          Name:   Bryan G. Tabler
                                          Title:  Vice President, Secretary
                                                  and General Counsel

Date: July 17, 2000


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                             INDEX TO EXHIBITS


Exhibit No.                       Exhibit
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   99.1                Joint Press Release dated July 17, 2000, announcing the
                       execution of the Agreement and Plan of Share Exchange